Exhibit 10.5

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of December 19, 2012 between Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”), and Lee Shapiro (the “Consultant”).

WHEREAS, the Company desires to obtain the benefit of the Consultant’s knowledge and experience by retaining the Consultant, and the Consultant desires to accept such position, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1. Term of Agreement. The Company hereby agrees to retain the Consultant as a consultant, and the Consultant hereby agrees to be retained by the Company, upon the terms and subject to the conditions hereof for the period commencing on December 19, 2012 (the “Effective Date”) and ending on June 30, 2013, unless earlier terminated by the Company upon written notice to the Consultant (the “Consulting Period”) .

2. Consulting Services. During the Consulting Period, the Consultant shall perform consulting services on a full-time basis with respect to the businesses conducted by the Company and transactions involving the Company. Consultant shall take his direction as a consultant solely from the Board of Directors of the Company or the Company’s Chief Executive Officer. The Consultant shall devote reasonable care to the performance of such consulting services. Notwithstanding anything herein to the contrary, the Company and the Consultant agree that the services to be provided by the Consultant pursuant to this Agreement are expected to exceed more than 20% of the average level of services performed by the Consultant for the Company and its affiliated “service recipients” (within the meaning of Treasury regulation §1.409A-1(h)(3)) over the immediately preceding 36-month period.

3. Independent Contractor Status. The Consultant shall perform the consulting services described in Section 2 hereof as an independent contractor without the power to bind or represent the Company for any purpose whatsoever. The Consultant shall not, by virtue of being a consultant hereunder, be eligible to receive any employee benefits for which officers or other employees of the Company are eligible at any time. The Consultant hereby acknowledges his separate responsibility for all federal and state withholding taxes, Federal Insurance Contribution Act taxes and workers’ compensation and unemployment compensation taxes, if applicable, and agrees to indemnify and hold the Company harmless from any claim or liability therefor.

4. Compensation. As compensation for the consulting services to be performed by the Consultant hereunder, the Company shall pay the Consultant at a rate of $100,000 per month, payable in equal bi-weekly installments (or, in the case of any period of less than two weeks, the applicable pro-rata portion), during the Consulting Period. Subject to the prior approval of the Company, the Company shall reimburse the Consultant in accordance with the Company’s policies and procedures for all proper expenses incurred by the Consultant in the performance of his consulting duties during the Consulting Period. During the Consulting Period, the Company shall also pay the Consultant’s portion of his health and/or dental insurance premiums under the Company’s applicable policies.

5. Confidentiality. The Consultant agrees that the non-disclosure obligations set forth in Section 5(e) of the Separation Agreement between the parties of even date herewith (the “Separation Agreement”) shall apply to any Confidential Information (as defined in the Separation Agreement) received by the Consultant during the Consulting Period.

6. Inventions. The Consultant hereby assigns to the Company his entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Consultant or developed or acquired by him during the Consulting Period, which may pertain directly or indirectly to the business of the Company or any of its subsidiaries. The Consultant agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Consultant shall, upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries.

7. No Setoff. The Company acknowledges and agrees that the Company is not entitled to offset the payment of any severance or benefits owed to the Consultant in respect of any alleged breach by the Consultant of this Agreement, including but not limited to benefits owed to the Consultant under his Separation Agreement dated December 19, 2012. In the event of any such claim by the Company, the Company shall pay the Consultant’s reasonable attorneys’ fees and costs (as incurred) to enforce his rights to the payments contemplated by the Separation Agreement.

8. Indemnification. During the Consulting Period, the Company shall, to the same extent contemplated by Sections 3.3.5 and 9 of the Employment Agreement dated March 17, 2008 and amended on July 31, 2010 and June 5, 2012, between the Consultant and the Company or the Company’s certificate of incorporation or bylaws or applicable insurance policies, indemnify and hold harmless (including the advancement of attorneys’ fees and costs) from any and all threatened or actual claims and liabilities arising out of the Consultant’s provision of services under this Agreement.

9. Notices; Dispute Resolution. Sections 10.6 (Notices) and 10.9 (Dispute Resolution and Arbitration) of the Employment Agreement dated as of March 17, 2008 and amended on July 31, 2010 and June 5, 2012, between the Company and the Consultant shall be applicable to this Agreement.

10. Successors and Assigns. This Agreement shall be enforceable by the Consultant and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

12. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

13. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Richard J. Poulton
Name:	Richard J. Poulton
Title:	Chief Financial Officer

LEE SHAPIRO

/s/ Lee Shapiro

4